Exhibit 21

SUBSIDIARIES OF PHOTRONICS, INC.

State or Jurisdiction
of Incorporation or Organization

Align-Rite International, Inc.	(California, USA)
Align-Rite, Inc.	(Florida, USA)
Align-Rite International, Ltd.	(United Kingdom)
Photronics (Wales) Limited	(United Kingdom)
Photronics, B.V.	(Netherlands)
Photronics (Heilbronn) GmbH (in liquidation)	(Germany)
Photronics Arizona, Inc.	(Arizona, USA)
Photronics California, Inc.	(California, USA)
Photronics Texas, Inc.	(Texas, USA)
Photronics Texas I, LLC	(Delaware, USA)
Photronics Texas I, LP (1)	(Texas, USA)
Photronics Texas Allen, Inc.	(Texas, USA)
Photronics Texas II, LLC	(Delaware, USA)
Photronics Texas II, LP (2)	(Texas, USA)
Photronics MZD, GmbH	(Germany)
Photronics Imaging Technologies (Shanghai) Co., Ltd.	(China)
Photronics Semiconductor Mask Corporation (3)	(Taiwan, R.O.C.)
Photronics Switzerland, S.a.r.L	(Switzerland)
Photronics Singapore Pte, Ltd.	(Singapore)
Photronics UK, Ltd.	(United Kingdom)
Photronics France SAS (4)	(France)
PK, Ltd. (5)	(Korea)
PKLT	(Taiwan)
Note: Entities directly owned by subsidiaries of Photronics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.

(1)	99.0% owned by Photronics Texas I, LLC, and 1.0% owned by Photronics Texas, Inc. (directly and indirectly, in the aggregate, wholly owned by Photronics, Inc.).
(2)	99.0% owned by Photronics Texas II, LLC., and 1.0% owned by Photronics Texas Allen, Inc. (directly and indirectly, in the aggregate, wholly owned by Photronics, Inc.).
(3)	57.53% owned by Photronics, Inc.
(4)	99% owned by Photronics UK, Ltd., and 1% owned by Photronics MZD, GmbH (directly and indirectly, in the aggregate, wholly owned by Photronics, Inc.).
(5)	79.98% owned by Photronics, Inc., and 19.71% owned by Photronics Singapore Pte Ltd.